OPERATING AGREEMENT OF
                    THE Cosmopolitan AT MEARS PARK, LLC
                         DATED AS OF MARCH 15,1996
                            TABLE OF CONTENTS

ARTICLE I

Name, Office, Agent, Organization, Powers and Members.......1
       1.01   Defined Terms.................................1
       1.02    Name of the Limited Liability Company........1
       1.03    Office of the Limited Liability Company; Agent
               for Service of Process.......................1
       1.04    Organization       .... .....................1
       1.05    Purposes and Powers..........................2
       1.06    Members......................................2

ARTICLE      II

Capital Contributions and Liability of Members..............4
      2.01    Capital Accounts..............................4
      2.02    Capital Contributions.........................4
      2.03    No Withdrawal of or Interest in Capital.......4
      2.04    Managers as Members ..........................4
      2.05    Liability of Members..........................4

ARTICLE      III

Loans; Additional Equity ...................................4
     2.01   Voluntary Loans.................................4
     2.02  Additional Equity................................4

ARTICLE     IV

Cash Distributions..........................................5
       4.01    Distribution of Distributable Cash...........5
       4.02    Distributions Upon Transfer or Admission.....5
       4.03    Certain  Payments  to  the  Internal  Revenue
               Service Treated as Distributions.............6
       4.04    Distribution of Assets in Kind...............6

ARTICLE        V

Allocation of Net  Profits  and  Net  Losses................6
       5.01   Basic Allocations.............................6
       5.02   Allocations of Nonrecourse Deductions and
              Minimum Gain..................................7
       5.03   Overriding Allocations of Net Profits and Net
              Losses........................................8
       5.04   Allocations Upon Transfer or Admission........9

ARTICLE       VI

Management.................................................10
       6.01   Management of the LLC........................10
       6.02   Managers.....................................12
       6.03   Members......................................14
       6.04   Interpretation of Rights and Duties of
              Managers and Members.........................15
       6.05   Certain Permitted Transactions...............15
       6.06   Budget and Major Decisions...................16
       6.07   Binding the LLC..............................17
       6.08   Contracts with Members.......................17
       6.09   Indemnification and Exculpation..............17
       6.10   Other Activities.............................18

ARTICLE      VII

Fiscal Matters.............................................18
        7.01   Books and Records...........................18
        7.02   Reports.....................................19
        7.03   Bank Accounts...............................19
        7.04   Fiscal Year.................................19
        7.05   Tax Matters Partner.........................19

ARTICLE     VIII

Transfers of Interests.....................................20
        8.01   General Restrictions on Transfer ...........20
        8.02   Restrictions as to Certain Matters..........21
        8.03   Transfers of Interests by Members Who Serve
               as Managers.................................22
        8.04   Permitted Transfers.........................22
        8.05   Right of First  Refusal.....................23

ARTICLE      IX

Dissolution and Termination................................24
        9.01   Events Causing Dissolution..................24
        9.02   Continuation of the LLC.....................25
        9.03   Procedures on Dissolution...................25
        9.04   Management Rights During Winding Up.........25
        9.05   Distributions Upon Liquidation..............25
        9.06   Distributions Upon Liquidation..............25
        9.07   Disposition of Documents and Records........26

ARTICLE        X

Default and Dissolution....................................26
        10.01 Events of Default............................26
        10-02 Election of Non-Defaulting Member............27
        10.03 Closing......................................27

ARTICLE       XI

Appraisal..................................................28
        11.01 General......................................28
        11.02 Appraisal Procedures.........................28

ARTICLE        XII

Arbitration................................................29
        12.01 Initiation...................................29
        12.02 Costs........................................29

ARTICLE       XIII

General Provisions.........................................29
        13.01 Notices......................................29
        13.02 Word Meanings................................30
        13.03 Binding Provisions...........................30
        13-04 Applicable Law.............................. 30
        13.05 Counterparts.................................30
        13.06 Separability of Provisions...................30
        13.07 Section Titles...............................30
        13.08 Amendments...................................30
        13.09 Third Party Beneficiaries....................30
        13.10 Entire Agreement.............................30
        13.11 Waiver of Partition..........................31
        13.12 Survival of Certain Provisions...............31

ARTICLE XIV

Definitions................................................31

SCHEDULE A.................................................40

SCHEDULE B.................................................41


       THIS OPERATING-RATING AGREEMENT, dated as of the fifteenth day of March, 1996, is by and among each of the persons named on Schedule A hereto as a Manager (collectively, the "Managers" and individually, a "Manager'), and each of the persons named on Schedule B hereto as a Member (collectively, the "Members" and individually, a "Member').

       WHEREAS,  The  Cosmopolitan  at  Mears  Park,  LLC  (the
"LLC")  has  been   formed   as   a limited liability company
under the Delaware Limited Liability Company Act (the 'Act') by the filing on the date hereof of a Certificate of Formation (the "Certificate") in the office of the Secretary of State of the State of Delaware; and

       WHEREAS, the Managers and the Members wish to set out fully their respective rights, obligations and duties with respect to the LLC and its business, management and operations.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of
which   is   hereby
acknowledged, the parties hereto hereby agree as follows:

                     ARTICLE I
           Name, Office, Agent, Organization, Powers and Members

       1.01 Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article XIV of this Agreement.

       1.02 Name of the Limited Liability company. The name of the limited lliability company formed hereby is The Cosmopolitan at Mears Park, LLC. The name of the LLC may be changed at any time or from time to time with the approval of the Board of Managers and the Consent of the Members.

       1.03   Office of the  Limited  Liability  company, Agent for   Service
of Process. The address of the registered office of the LLC for purposes of the Act is c/o 'Prentice-Hall Corporation System, Inc., 1013
Centre Road, Wilmington, Delaware,   19805.   The   name   and address of the
resident agent for service of process for the LLC is Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, Delaware, 19805.
The  Board  of   Managers   may establish places of business of the LLC within
and without the State of Delaware, as and when required by its business and in furtherance of its purposes set forth in Section 1.05 hereof, and may appoint agents for service of process in all jurisdictions in which the LLC shall conduct business. The Board of Managers may cause the LLC to change from time to time its resident agent for service of process, or the location of its registered office, provided, however, that the Members shall promptly be notified in writing of any such change.

      1.04 Organization. The Board of Managers shall cause to be filed such certificates and documents as may be necessary or appropriate to comply with the Act and any other applicable requirements for the operation of a limited liability company in accordance with the laws of the State of Delaware and any other jurisdictions in which the LLC shall conduct business, and shall continue to do so for so long as the LLC conducts business therein.

       1.05 Purposes and Powers. The general character of the business of the LLC, as set forth in the Certificate, is to engage in investment in, and ownership and development of, real estate and interests therein, including buying, acquiring, owning, operating, selling, financing, refinancing, disposing of and otherwise dealing with interests in real estate, directly or indirectly through joint ventures, partnerships or other entities; and to engage in any activities directly or indirectly related or incidental thereto, Subject to all other provisions of this Agreement, in furtherance of the conduct of its business, the LLC is hereby expressly authorized:
                (a)    to acquire, develop, own, operate and dispose of the
Property;
                (b) to enter into, execute, modify, amend, supplement, acknowledge, deliver, perform and carry out contracts of any kind, including operating agreements of limited liability companies (whether as a member  or  manager),  joint  venture,  limited and general  partnership
agreements,  contracts  with Affiliates, and  including  guarantees   and
contracts establishing business arrangements or,necessary to, in connection with, or incidental to the accomplishment of the purposes of the LLC, and to secure the same by mortgages, pledges or other liens;
                (e) to borrow money, including, without limitation, the Heller Loan, and issue evidences of indebtedness in furtherance of any or all of the purposes of the LLC, and to secure the same by mortgages, pledges or other liens;
                (d) to the extent that funds of the LLC are available therefore, to pay all expenses, debts and obligations of the LLC;
                (e) to enter into or engage in any kind of activity necessary to, in connection with, or incidental to the accomplishment of the purposes of the LLC, so long as said activities may be lawfully carried on or performed by a limited liability company under the laws of the State of Delaware;
                (f) to execute and deliver any and all documents and instruments required by Heller Financial, Inc. in connection with the borrowing and evidencing of the Heller Loan; and
                (g) to take any other action not prohibited under the Act or other applicabl law.

        1.06   Members.
                (a)    The Members of  the  LLC  are identified on  Schedule
B hereto. Additional Members may be admitted to the LLC (i) pursuant to and in accordance with the provisions of Article VIII hereof, or (ii)
with the  approval  of  Members  holding  not  less than two-thirds  of the
Percentage  Interests  held  by  all Members,  which  approval   shall
specify the capital contribution, Percentage Interest, economic interest and any other rights and obligations of such additional Member. In connection with any such admission, this Agreement (including Schedule B) shall be amended to reflect the additional Member, its capital contribution, if any, its Percentage Interest, and any other rights and obligations of the additional Member.

                 (b)       Each Member, by execution of this   Agreement   or
an amendment hereto reflecting such  Member's  admission  to  the   LLC, hereby
represents and warrants to the LLC as follows:

                  (i) It is acquiring an interest in the LLC for its own account for investment only, and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act, or any rule or regulation thereunder.

                  (ii)    It understands (i) that the interest  in  the  LLC
it is acquiring  has  not been  registered  under  the  Securities  Act  or
applicable-able  state  securities  laws  and   cannot   be resold  unless
subsequently  registered  under   the Securities Act and such laws or unless an
exemption from such registration is available, (ii) that such registration under the Securities Act and such laws is unlikely at any time in the future
and that neither the LLC  nor  the  Members   nor   the   Managers are
obligated to file a registration statement under the Securities Act or such
laws, and (iii) that the assignment,   sale,   transfer,  exchange,  or  other
disposition of the interests in the LLC is restricted in accordance with the terms of this Agreement.

                           (iii)   It  has  had   such opportunity   as   it
has   deemed   adequate   to   ask questions   of   and    receive    answers
from the Managers concerning the terms and conditions, and to obtain from representatives of the LLC such information which the LLC possesses or ran acquire without unreasonable effort or expense, as is necessary to evaluate the merits and risks of an investment in the LLC.

                         (iv)  It  has,  either alone or with its professional
advisers, sufficient experience in business, financial and investment matters to be able to evaluate the merits and risks involved in investing in the LLC and to be an informed investment decision with respect to such investment.

                           (v)    It can afford a complete loss of the value  of
its investment in the LLC and is able to bear the  economic  risk  of holding
such   investment   for   an   indefinite  period.

                           (vi)    If it is an  entity,  it  is duly  organized,
validly  existing  and  in  good standing  under  the  laws  of  its  state  of
organization  and  that it has  full   organizational power to  execute  and
deliver   this   Agreement   and   to perform   its   obligations   hereunder.

                                        ARTICLE - II

                  Capital Contributions and Liability of Members

         2.01 Capital Accounts. For each Member (and each permitted assignee), the LLC shall establish and maintain a separate Capital Account.

        2.02  Capital Contributions.  Each  Member  has contributed  to  the
capital  of  the   LLC the amount set forth opposite its name on Schedule B
attached hereto.

       2.03 No Withdrawal of or Interest in Capital. Except as otherwise provided in this Article 11, no Member shall be obligated or permitted to contribute any additional capital to the LLC. No interest shall accrue on any contributions to the capital of the LLC, and no Member shall have the right to withdraw or to be repaid any capital contributed by it or to receive any other payment in respect of its interest in the LLC, including without limitation as a result of the withdrawal or resignation of such Member from the LLC, except as specifically provided in this Agreement.

         2.04  Managers as  Members.  Any  Manager  may  hold an interest  in
the  LLC  as   a  Member, and such person's rights and interest as a  Manager shall be distinct and separate from such person's rights and interest as a Member. 2.05 Liability of Members. The liability of the Members for the losses, debts and obligations of the LLC shall be limited to their capital contributions; provided, however, that under applicable law, the Members may under certain circumstances be liable to the LLC to the extent of previous distributions made to them in the event that the LLC does not have sufficient assets to discharge its liabilities. Without limiting the foregoing, (i) no Member, in his, her or its capacity as a Member (or, if applicable, as a manager), shall have any liability to restore any negative balance in his, her or its Capital Account, and (ii) the failure of the LLC to observe any formalities or requirements relating to exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the members or Managers for liabilities of the LLC.

                                           ARTICLE III
                                     Loans; Additional Equity
         2.01 Voluntary Loans. In the event that the LLC requires additional funds to carry out its purposes, to conduct its business, or to meet its obligations, or to make any expenditure authorized by this Agreement, the LLC may borrow funds from such third party tender(s) or Member(s), and on such terms and conditions as may be acceptable to the Board of Managers.

        2.02 Additional Equity. To the extent that HPP accumulates from whatever sources operating reserve amounts greater than $140,000 at the end of any fiscal year, such excess amounts shall be contributed within thirty (30) days of the end of such fiscal year to the LLC as additional capital contributions. Notwithstanding any provisions of Articles IV and V, any such additional capital contributions shall be distributed by the LLC and applied as a return of the outstanding portion of the Carney Equity.

                                      ARTICLE  IV

                                   Cash  Distributions

       4.01   Distribution of Distributable Cash.

              (a) Subject to the provisions of Section 4.01(b) below, Distributable Cash of the LLC shall be distributed to the Members following the end of each fiscal year of the LLC (or at such other times as the Board of Managers may determine),
                      (i) First, to Lillian B. Carney in payment of any current or accrued portion of the preferred return on the Carney Equity;

                      (ii)   Second, to  the  distribution  to HPP  of  an
       amount  equal  to  the  Preferred   Return;

                     (iii) Third, to Lillian B. Carney in payment of any unpaid principal portion of the Carney Equity;

                      (iv) Fourth, to the payment of any principal or interest due with respect to any loans from Members pursuant to the terms of Article III hereof, with any such payments to be applied first to accrued but unpaid interest and then to principal; and

                      (v) Fifth, the balance, if any, to the Members in accordance with their respective Percentage Interests.

               (b) Notwithstanding the foregoing, in the event of a liquidation of the LLC following or in conjunction with a Capital Transaction, any Distributable Cash arising therefrom and remaining after the payments and distributions described in clauses First through Fourth of Section 4.01(a) above be distributed to the Members in accordance with the provisions of Section 9.06(b),

       4.02 Distributions Upon Transfer or Admission. In the event that a Member acquires an interest in the LLC either by transfer from another Member or by acquisition from the LLC, an equal portion of the Distributable Cash (other than Distributable Cash from a Capital Transaction) of the LLC for the year in which such acquisition occurs shall be allocated to each day of such year, and such Distributable Cash so allocated to the portion of the year prior to the date of the acquisition of the interest in the LLC by the Member shall be distributed among the Members without giving effect to such acquisition, and such Distributable Cash so allocated to the portion of the year from and after the date of the acquisition of such interest shall be distributed among the Members by giving effect to such acquisition Distributable Cash from a Capital Transaction or upon the liquidation of the LLC shall be distributed to the Members based upon the actual ownership of interests in the LLC on the date of the event giving rise to such Distributable Cash.

      4.03 Certain Payments to the Internal Revenue Service Treated as Distributions.
               (a) For purposes of this Section 4.03, the LLC may assume that any Member who fails to provide to the Board of Managers satisfactory evidence of its tax status for United States federal income tax purposes is a foreign person taxable as a corporation.

                 (b) Notwithstanding anything to the contrary herein, to the extent that the LLC is required, or elects, pursuant to applicable law, either (i) to pay tax (including estimated tax) on a Member's allocable share of LLC items of income or gain, whether or not distributed, or
(ii) to withhold and pay over to the tax authorities any portion of a distribution otherwise distributable to a Member, the Board of Managers may pay over such tax or such withheld amount to the tax authorities, and such amount shall be treated as a distribution to such Member at the time it is paid to the tax authorities.

         4.04 Distribution of Assets in Kind. No Member shall have the right to require any distribution of any assets of the LLC in kind. If any assets of the LLC are distributed in kind, such assets shall be distributed on the basis of their fair market value as determined by the
Board of  Managers.  Any Member  entitled  to  any  interest  in  such
assets  shall, unless   otherwise determined by the Board of Managers, receive
separate assets of the LLC and not an interest as a tenant in-common with other Members so entitled in any asset being distributed.

                                   ARTICLE  V
                        Allocation of  Net Profits  and Net Losses
         5.01   Basic Allocations.
                 (a)    Except  as  provided  in  Sections  5.02 and  5.03
below  (which  shall   be  applied first), the Net Profits and Net Losses of
the LLC from operations for any year (or other fiscal period) shall be allocated to and among the Members in accordance with their respective Percentage Interests.

                 (b)    Except  as  provided  in  Sections  5.02 and  5.03
below (which shall be applied first), any Net Profit, arising from a Capital Transaction or upon liquidation of the LLC shall be allocated as follows:

                        (i) First, to any Members having negative Adjusted Capital Account balances, in proportion to and to the extent of such negative balances; and
                        (ii) The balance, if any, to the Members in such proportions and in such amounts as would result in the respective Adjusted Capital Account balance of each Member equaling, as nearly as possible, such Member's share of the then LLC Capital determined by calculating the amount the Member would receive if an amount equal to the LLC Capital were distributed to the Members in accordance with the provisions of Section 4.01(a) hereof.

                 (c) Except as provided in Sections 5.02 and 5.03 below (which shall be applied first), any Net Losses arising from a Capital Transaction or upon liquidation of the LLC shall be allocated among the Members as follows:

                      (i)     First, to each  Member  with  a positive
Adjusted Capital Account balance, in the amount of such positive balance; provided, however, that if the amount of Net Losses to be allocated is less than the sum of the Adjusted Capital Account balances of all Members having positive Adjusted Capital Account balances, then the Net Losses shall be allocated to the Members in such proportions and in such  amounts  as would  result  in  the  respective  Adjusted  Capital Account
balance   of   each   Member equaling, as nearly as possible, such Member's
share of the then LLC Capital determined as set forth in Section 5.01(b)(ii) above; and

                    (ii) The balance, if any, to the Members in accordance with their Percentage Interests.

          (d)If the amount of Net Profits allocable to the  Members pursuant  to
Section 5.01(b)(ii) or the amount of Net Losses allocable to them pursuant  to
Section  5.01(r-)(i)  is insufficient to  allow  the  Adjusted  Capital
Account balance of  each  Member  to  equal  such Member's share of the LLC-
Capital, such Net Profits or Net Losses shall be allocated among the Members in such a manner as to decrease the differences between the Members' respective Adjusted Capital Account balances and their respective shares of the LLC Capital in proportion to such differences.

               (e) Allocations of Net Profits and Net Losses provided for in this Section 5.01 generally shall be made as of the end of the fiscal year of the LLC; provided, however, that allocations of Net Profits and Net Losses pursuant to Sections 5.01(b) and (c) shall be made no later than immediately prior to the time that the proceeds from the event giving rise to such Net Profits or Net Losses are distributed to the Members.

               (f) Net Profits and Net Losses allocated hereunder to the Members (or to any particular group of Members) as a group shall be allocated to and among them based on their respective Percentage Interests.

       5.02  Allocations of Nonrecourse Deductions and Minimum Gain.

       Notwithstanding the provisions of Section 5.01 above, the following allocations of Gross
Income and Nonrecourse Deductions shall be made in the following order of priority:

               (a) If in any year there is a net decrease in- the amount of Minimum Gain attributable to either (i) Nonrecourse Debt that is not Partner Nonrecourse Debt or (ii) Partner Nonrecourse Debt, then each Member shall first be allocated items of Gross Income for such year (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in such Minimum Gain (determined in accordance with Treasury Regulation Sections 1.704-2(g)(2)and 1.704-2(i)
(5)) to the minimum extent required by, and in the manner specified in, Treasury Regulation Sections 1.704 2(f) and 1.704-2(i)(4).

                (b)     All  Nonrecourse  Deductions  of  the LLC   for   any
year   other   than  Nonrecourse Deductions  attributable  to  Partner
Nonrecourse Debt shall be allocated to and among the Members in accordance with their respective Percentage Interests.

                (c) All Nonrecourse Deductions of the LLC for any year attributable to Partner Nonrecourse Debt shall be allocated to the Members who bear the Economic Risk of Loss with respect to the debt.

         5.03   Overriding Allocations of Net Profits and Net Losses.

         Notwithstanding the provisions of Section 5.01 above, but subject to the provisions of Section 5.02 above, the following allocations of Net Profits and Net Losses and items thereof shall be made.

                (a) If, during any year a member receives any adjustment, allocation or distribution described in Treasury Regulation
Section 1.704 1(b)(2)(ii)(d)(4), (5) or (6), and, as a result of such adjustment, allocation or distribution, such Member's Capital Account
has  an   Excess  Negative  Balance,  then  items  of  Gross  Income  for
such  year  (and,  if   necessary,  subsequent year) shall first be allocated
to such  Member  in an  amount  equal  to  such  Member's Excess Negative
Balance.

                (b) In no event shall Net Losses of the LLC be allocated to a Member if such allocation would cause or increase an Excess
Negative Balance  in  such  Member's   Capital  Account.

                (c) In the event that Net Profits, Net Losses or items thereof are allocated to one or more Members pursuant to subsections (a) or (b) above, subsequent Net Profits and Losses from operations will fast be allocated (subject to the provisions of subsections (a) and (b)) to the Members in a manner designed to result in each Member having a Capital Account balance equal to what it would have been had the original allocation of Net Profits, Net Losses or items thereof pursuant to subsections (a) or (b) not occurred.

                (d) Except as otherwise provided herein or as required by Code Section 704, for tax purposes, all items of income, gain, loss, deduction or credit shall be allocated to the Members in the same manner as are Not Profits and Net Losses; provided, however, that if the Carrying Value of any property of the LLC differs, from its adjusted basis for tax purposes, then items of income, gain, loss, deduction or credit related to such property for tax purposes shall be allocated among the Members so as to take account of the variation between the adjusted basis of the property for tax purposes and its Carrying Value in the manner provided for under Code Section 704(c).

                (e) To the extent that any portion of any Net Profits realized upon a sale or other disposition of any asset of the LLC is treated as ordinary income pursuant to Code Sections 1245 or 1250 ("Recapture Income'), such Recapture Income shall be allocated (prior to any allocation of Net Profits from such event pursuant to Sections 5.01 above) as follows:

                        (i) In the case of Recapture Income arising under Code Section 1245, to each Member in an amount equal to the amount of depreciation deductions allocated to such Member with respect to such asset; and

                        (ii)    In the case of Recapture Income arising
under  Code  Section  1250,  to  each  Member  in  an  amount  equal  to  the
excess of  the  amount  of   "depreciation adjustments" (as defined in Code
Section 1250(b)(1) and (4)) allocated or attributable to such Member with respect to such asset over the amount of depreciation adjustments that would have been allocated or attributable to such Member had the"straight-line method of adjustment" (as described in Code Section 1250(b)(5)) been used with respect to such asset; provided, however,that in the event the amount of Recapture Income arising from from the sale or disposition is less than the aggregate amount set forth in clause (i) or(ii) (whichever is applicable), the Recapture Income shall be allocated to Members based on the order in time in which they were allocated depreciation deductions or adjustments with respect to such asset.

                 (f) Subject to the other provisions of this Section 5.03, if at any time any portion of any of the LLC's assets is treated as "tax-exempt use property' within the meaning of Code Section 168(h) (or
successor  provision),  those Members  who  are   not  "tax-exempt  entities'
within the meaning of Code Section 168(h) will be allocated as nearly as possible the same amount of Net Profits and Net Losses, as they would have been allocated had none of such assets been treated as "tax-exempt use property.

      5.04  Allocations  Upon  Transfer  or  Admission.  In the  event   that
a   Member   acquires  an interest in the LLC either by transfer from  another
Member or by acquisition from the LLC, an equal portion of the Gross Income, Net Profits, Net Losses and Nonrecourse Deductions from operations of the LLC for the year in which such acquisition occurs shall be allocated to each day of such year, and the Gross Income, Net Profits, Net
Losses and Nonrecourse Deductions so allocated to the portion of the year prior to the date of the acquisition of the interest in the LLC by the Member shall be allocated among the Members without giving effect to such acquisition, and the Gross Income, Net Profits, Net Losses and Nonrecourse Deductions so allocated to the portion of the year from and after the date of the acquisition of such interest shall be allocated among the Members by giving effect to such acquisition. Gross Income, Net Profits, Net Losses and Nonrecourse Deductions from a Capital Transaction shall be allocated among the Members based upon the actual ownership of interests in the LLC on the date of the Capital Transaction giving rise to such Gross Income, Net Profits, Net Losses and
Nonrecourse Deductions.

                            ARTICLE VI
                            Management
         6.01  Management  of  the  LLC-C.  The  business  and
affairs  of  the  LLC  shall   be   managed  by or under the
direction of  a  Board  of  Managers,  who  may  exercise  all of  the  powers  of  the  LLC  except  as  otherwise  provided
by  law  or  this   Agreement   (including   without
limitation,  Section  6.07  below).  In  the  event  of  a
vacancy  in  the  Board  of   Managers,   the   remaining
managers, except as otherwise provided by law, may exercise the powers of the fall Board until the vacancy is failed
         All  management  and  other  responsibilities  not
specifically  reserved  to  the  Members   in  this Agreement
shall be vested in the Board of Managers, and the Members shall have no voting rights except as specifically provided in this Agreement. Each Manager shall devote such time to the affairs of the LLC as may be reasonably necessary for performance by the Manager of his, her or its duties hereunder, provided such Persons shall not be required to devote full time to such affairs.

         Specifically, but not by way of limitation, but
subject to  the  provisions  of  Section   6.07,
  the Board of Managers shall be authorized in the name and on behalf of the LLC, to cause the LLC to do all things necessary or appropriate to carry on the business and purposes of the LLC, including without limitation the following:

                 (a).    to acquire by purchase, lease,
exchangeor otherwise and to sell, finance, refinance, encumber and otherwise deal with, any real or personal property;

                 (b)      to borrow money and issue  evidences
of  indebtedness  or  to  guarantee  loans
  and to secure the same by mortgage, deed of trust, pledge or other lien on any assets or property of the LLC and to pay, prepay, extend, amend or otherwise modify the
terms of   any   such  borrowings;

                 (c)      to  employ  executive,administrative
and  support  personnel  in   connection  with the business  of  the LLC,
to pay salaries, expense reimbursement, employee benefits, fringe benefits, bonuses and any other form of compensation or employee benefit to such persons and entities, at such times and in such amounts as may be determined by the Board of Managers in  its  sole  discretion,  in  order  to  provide  executive,
administrative  and  support   services   in  connection with
the business of the LLC;

                 (d)      to   hire   or   employ   such
agents,   employees,   managers,   accountants,
  attorneys, consultants and other persons necessary or appropriate to carry out the business and operations of the LLC, and to pay fees, expenses, salaries, wages and other compensation to such persons;

                 (e)      to pay,  extend,  renew,  modify,
adjust,  submit  to  arbitration,  prosecute,
  defend or compromise, upon such terms as it may determine and upon such evidence as it may deem sufficient, any obligation, suit, liability, cause of action or claim, including taxes, either in favor of or against the LLC;


               (f)     to determine the appropriate accounting
method or  methods  to  be  used  by
the LLC;

               (g)     to cause the LLC to make or revoke any
of the elections referred to in Sections 108, 704, 709, 754 or 1017 of the Code or any similar provisions enacted in lieu thereof, or in any other Section of the Code;

               (h)     to establish and maintain reserves for
such purposes and in such amounts as it deems appropriate from time to time;

               (i)     to pay all organizational expenses and
general and administrative  expenses
of the LLC;

               0)      to deal with, or otherwise engage in
business with, or provide services to and receive compensation therefor from, any person who has provided or may in the future provide any services to, lend money to, sell property to, or purchase property from the LLC, including without limitation, any Member or Manager.

               (k)     to engage in any kind of activity and to
perform  and  carry  out  contracts
of any kind necessary to, or in connection  with,  or
incidental to  the  accomplishment  of  the
purposes  of  the   LLC;

               (l)      to pay any and all fees and to make any
and all expenditures  which  it,  in
its sole discretion, deems necessary or appropriate in connection with the organization of the LLC, the management of the affairs of the LLC, and the carrying out of its obligations and responsibilities under this Agreement, including, without limitation, fees, reimbursements and expenditures payable to a Member or Manager;

               (m)     to exercise all powers and authority
granted by the Act to managers,  except
as otherwise provided in this Agreement;

               (n) to cause the LLC and its properties and assets to be maintained and operated  in  such  manner  as  the  Board  of  Managers  may
determine,  subject,   however,   to
obligations imposed by applicable laws or by any mortgage or security interest encumbering the LLC and such properties and assets from time to time, and by any lease, rental agreement or other agreement pertaining thereto;

               (o) to cause to be obtained and continued in force all policies of insurance required by any mortgage, lease or other agreement relating to the LLC's business or any part thereof, or determined by the Board of Managers to be in the best interests of the LLC;

               (p)     to cause to be paid any and all taxes,
charges and assessments that may be levied, assessed or imposed upon any of the assets of the LLC, unless the same are contested by the LLC; and

               (q) to negotiate for and enter into leases for space in the Property on terms approved by the Members; and

                 (r)     to  perform  any  other  act  which
the   Board   of   Managers   may   deem necessary, convenient or desirable
for the LLC or its business.

         6.02  Managers.

                 (a)     Number,  Election  and  Qualification.
The  number  of  Managers  which  shall   constitute the whole Board of
Managers  shall  be determined by  resolution  of  the  Members,  but   in  no
event  shall such  number  be  less  than   three  nor  more
than seven unless  the  Members   specifically  vote pursuant to Section
6.03(c) to  cause  the  LLC  to  be  Member  managed,  in
which case there shall be no Board    of  Managers.  The
Managers shall be  elected  at  an  annual  meeting   of Members by such
Members as have  the  right  to  vote  at  such  election.
Managers need  not  be   Members  of      the   LLC.

         Each person elected to serve as  a  Manager  of  the
LLC  shall  sign  this  Agreement,  or  a   counterpart hereof
or  amendment  hereto,  or  other  writing  pursuant  to  which
such  person  (I)   acknowledges receipt of a copy of this
Agreement, as amended and in effect as of the date of such writing, (ii) agrees that he or she is a party to and bound by  this  Agreement,  (iii)  agrees  to perform the
duties  of a   Manager  hereunder,  and  (iv)  agrees  to
execute and deliver such additional agreements, instruments, certificates and documents, including without limitation an amendment to the Certificate, which may be necessary, appropriate or convenient to reflect the foregoing matters and the election of such person as a Manager of the LLC.

         Upon  the  death,  resignation,  removal  or
expiration of  the  term  of  any     Manager   (a
  "Terminated  Manager"),  (i)  such  Terminated  Manager
shall have  no further authority  under   this  Agreement, (ii)
such Terminated Manager shall  have  no  further  obligations or rights  under  this  Agreement (except for liabilities and rights  accruing  prior  to the date  of  death,  resignation, removal or expiration of his term, such as, for  example,
rights to  indemnification  under  Section  6.9 which related to actions or omissions occurring  during  such  person's
service  as  a Manager),  and (iii) no writing  or  instrument
shall be required to be executed  by  the  LLC         or  the
Terminated Manager to reflect such cessation of service, except that the Terminated Manager (or its Legal Representative or attorneyin-fact,  as  provided  in  the  following  paragraph)
shall execute  and  deliver  any  agreement,  instrument,
certificate or  document,  including  an    amendment  to   the
Certificate, which may be reasonably required to reflect that the Terminated Manager is no longer a Manager of the LLC.

         Each person now  or  hereafter  serving  as  a
Manager of  the  LLC,  by  execution  of  this  Agreement,  an
amendment hereto,  or  an  instrument  acknowledging  that  it   is
bound hereby,  hereby constitutes and appoints each other
person  who may  from  time  to  time  be  serving  as  a
Manager, and  each of  them  acting  singly,  such  Manager's agent  and  attorneyin-fact  for  the  purpose of  executing and  delivering  any and  all  agreements,  instruments  and other  documents (including without limitation, an amendment to the  Certificate) as  are  necessary  or  appropriate  to
reflect that he, she or it is no longer a Manager of the LLC following the death, resignation, removal or expiration of the term of such
Manager,  which  power  of  attorney,  is  hereby  agreed  and acknowledged to be coupled with  an  interest  and
irrevocable, and  shall  survive  the  death,  dissolution,
bankruptcy or incapacity of any Manager  until  such  time  as the  withdrawal of  such  Manager  from  the  LLC  has  been
reflected   by all   necessary   or   appropriate   agreements,
instruments and other documents.

               (b)    Enlargement of the Board  Subject  to
the provisions  of  Section  6,02(a)
above, the number of Managers be increased at any time and from time to time by the Members.

               (c)    Tenure.  Each Manager shall hold office
until the  next  annual  meeting  and
until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

               (d) Vacancies. Unless and until filled by the Members, any vacancy in the Board of Managers, however occurring, including a vacancy resulting from an enlargement of the Board, may be filled by vote of a majority of the Managers then in office, although less than a quorum, or by a sole remaining Manager. A Manager elected to fill a vacancy shall be electedfor the unexpired term of his predecessor in office, and a Manager chosen to fill a position resulting from an increase in the number of Managers shall hold office until the next annual meeting of Members and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

               (e)    Resignation.     Any  Manager  may
resign by delivering   his   written resignation to the LLC at its principal
office. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

               (f)     Regular Meetings.   Regular  meetings of the  Board
of Managers may be held without notice at such time and place, either within or without the State of Delaware, as shall be determined from time to time by the Board of Managers; provided that any Manager who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Mangers may be held without notice immediately after and at the same place as the annual meeting of Members.

               (g)     Special Meetings.   Special meetings of the Board  of
Managers may be held at any time and place, within or without the State of Delaware, designated in a call by two or more Managers, or by one Manager in the event that there is only a single Manager in office.

               (h) Notice of Special Meetings. Notice of any special meeting of Managers shall be given to each Manager by the Secretary or by the officer or one of the Managers calling the meeting. Notice shall be duly given to each Manager (i) by giving notice to such manager in person or by telephone at least 24 hours in advance of the meeting, (ii) by sending a telegram or telex, or delivering written notice by hand, to his last known business or home address at least 24 hours in advance of the meeting, or (iii) by mailing written notice to his last known business or home address at least 72 hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Managers need not specify the purposes of the meeting.

               (i)    Meetings  by  Telephone  Conference
Calls. Managers  or  any  members  of
any committee designated by the Managers may participate in a meeting of the Board of
Managers  or  such  committee  by  means  of  conference
telephone  or   similar   communications equipment by means of
which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

              (j)     Quorum.      A majority of the  total
number of the whole Board of Managers shall constitute a quorum at all meetings of the Board of Managers. In the event one or more of the Managers shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such Manager so disqualified;
provided, however, that in no case shall less than one-half (1/2) of the number so fixed constitute a quorum. In the absence of a quorum at any such meeting, a majority of the Managers present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

               (k)     Action at Meeting.      At any  meeting
of  the  Board  of  Managers  at  which
a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate or this Agreement.

               (1) Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Managers or of any committee of the Board of Managers may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing, and the written consents are filed with the minutes of proceedings of the Board or committee.

               (m)     Removal.  Except as otherwise  provided
by  the  Act,  any  one  or  more  or
all of the Managers may be removed, with or without cause, by Members holding a majority of the Percentage
Interests then held by all Members.

       6.03   Members.
               (a)      Place of Meetings.  All  meetings  of
Members  shall  be  held  at  such   place
within or without the State of Delaware as may be designated from time to time by the Board of Managers or, if not so designated, at the registered office of the LLC.

               (b)     Annual  Meeting.  There  shall  be
held an  annual  meeting   of   Members   for
the election of Managers and for the transaction of such other business as may properly be brought before the meeting. Such meeting shall be held on a date to be fixed by the Board of Managers (which date shall not be a legal holiday in the place where the meeting is to be held) at the time and place to be fixed by the Board of Managers and stated in the notice of the meeting. If no annual meeting is held in accordance with the foregoing provisions, a special meeting may be held in lieu of the annual meeting, and any action taken at that special meeting shall have the same effect as if it had been taken at the annual meeting, and in such case all references in this Agreement to the annual meeting of the Members shall be deemed to refer to such special meeting.

               (c)       Right to  Elect  to  be  Member-
Managed. At  any  annual  meeting  (or  any
special meeting, as described in Section 6.03(d) below), the Members may elect (by vote of all Members) to cause the LLC  to  be  managed  by  the  Members.  In  connection
with any   such election, this  Agreement  shall  be  amended
by the Members to reflect appropriate provisions regarding the management and operation of the LLC by the Members.

               (d)      Special Meetings.   Special meetings of
Members  may  be  called  at  any  time
by the Board of Managers. Business transacted at any special meeting of Members shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

               (e) Notice of Meetings. Except as otherwise provided by law, written notice of each meeting of Members, whether annual or special, shall be given not less than 10 nor more than sixty (60) days before the date of the meeting to each Member entitled to vote at such meeting. The notices of all meetings shall state the place, date and hour of the meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the Member at his address as it appears on the records of the LLC.

               (f)    Action  at  Meeting.  When  a  quorum  is
present  at  any   meeting,   the
Members representing a majority of the total Percentage Interests of all Members entitled to vote (or if there are two or more classes of Members entitled to vote as separate classes, then in the case of each such class, the holders of a majority of the total Percentage Interests of that class entitled to vote on such matter) shall decide any matter to be voted upon by the Members at such meeting, except when a different vote is required by express provision of law, the Certificate or this Agreement.

               (g)    Action.     Any action required or
permitted to be taken at any annual or special meeting of Members of the LLC may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the Members having not less than the minimum aggregate Percentage Interests that would be necessary to authorize or take such action at a meeting at which all Members to vote on such action were present and voted. Prompt notice of the taking of an action without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing.

      6.04       Interpretation of Rights and  Duties  of
Managers and Members. To the fullest extent permitted by the Act and other applicable law, and to the extent not inconsistent with the specific provisions of this Agreement or the Certificate, it is the intention of the parties that:

               (a) the Board of Managers shall have the power to do any and all acts, statutory and otherwise, with respect to the LLC which the board of directors of a Delaware corporation would have with respect to such Delaware corporation; and

               (b)    the Members shall have no power or
authority whatsoever with respect to the management of the business and affairs of the LLC,

       6.05   Certain Permitted Transactions.  Without
limitation of any of its  powers  set  forth
in Section 6.01 above, the Board of Managers is expressly
authorized, in the name and  on  behalf
of the LLC, to cause the LLC  to  enter  into  a  Property
Management  Agreement  with  Claremont Management  Company,
pursuant  to  which  Claremont  Management  Company  will
provide   certain property management services to the LLC.

6.06   Budget and Major Decisions.

                  (a)       Not  less  often   than   Once
each fiscal   Year,   the   Board   of   Managers   shall
prepare  and submit  to   the   Members for   their
consideration   a budget   (the   "Budget")   setting   forth the  estimated
receipts  and  expenditures   (capital,   Operating   and
other)   of   the   LLC   for   the   period covered  by   the
Budget.   The   Members   shall   review   and   adjust   the
Budget   on   a   quarterly   basis.  When   the   Consent   of
the   Members   to   any   Budget   has   been   obtained,
the Board    of   Managers shall  implement  the  Budget  and  shall   be
authorized, subject   to   the   provisions   of   Section   6.06(b),
without the   need   for   any   further   Consent   of   the   Members
to   make   the   expenditures   and   incur the obligations
provided for in the Budget.

                  (b)       Notwithstanding   the provisions
of   Section   6.01   or   any   other   provision   of this
Agreement  to  the  contrary,   without   the   prior written
Consent   of   the   Members,   no   act   shall be   taken,
sum   expended,   decision   made   or   obligation incurred
by    the    LLC,    the    Board    of Managers,   the
Property   Manager,   or   any   Member   with   respect   to
a matter   within   the   scope   of any  of  the   major
decisions   enumerated   below   (the   'Major   Decisions'),
unless   and   until   the   same has   been   expressly
delegated   by   the   Members   in   writing.    The    Major
Decisions    shall    include:

                   (i) the acquisition of real estate other than the Property;

                   (ii)    changing   the   use   of the   Property   from
its    contemplated    use    a residential rental apartment complex;

                   (iii)   under or making commitments to undertake major
improvements   to   the   Property,   meaning thereby improvements    of
such    a    major    scope    as   may reasonably   be   construed   to   be
such,   having   due regard   for   the   cost   thereof,   the nature   and
extent   of   the   work,   labor   and   materials,   the
duration    of    performing    and   installing the same, and
the impact thereof on the Property;

                   (iv)    selling   the   Property or any   material    part
  thereof,    directly    or  indirectly;

                  (v)     offering or selling interests in the LLC;

                   (vi)    exercising    the    powers under    Section
 6.01(b) as to secured borrowing   or   mortgaging   for   obligations,
 except that, the   Managers,   without    the    consent     of  the
Members, shall  have  the  right  to   refinance   the   Heller   Loan
as   long   as   the   terms  of the new loan(s) are no less
favorable to the LLC than the existing loans.

                  (vii)   selecting    or    varying
depreciation    and     accounting     methods     and  making
other   decisions   with   respect   to   treatment   of
various   transactions   for   state   or  federal   income
tax    purposes    or    other    financial    purposes    not
otherwise    specifically  provided   for   herein,   provided
that   such   methods   and   decisions   shall   be
consistent with  the other provisions of this Agreement;

                  (viii)  the  approval  of   all construction   and
architectural   contracts   and   all architectural   plans,   specifications
and   drawings prior to  the    construction,    addition    to  and/or
alteration of  the  Property  or  any  portion  thereof,  and  any
Modifications   of   such  contracts,   plans,   specifications
and   drawings,   except   for   such   matters   as   may   be
expressly delegated in writing to the Property Manager by the Members;

               (ix)    determining  whether  or  not distributions   should
   be   made   to   the        Members;
               (x)     approving  the  Budget pursuant to   the provisions
 of   Section  6.06  hereof-,

               (xi)    making   any   expenditure   or incurring   any
obligation   which   when  added to any  other  expenditure  for  the  fiscal
year of the LLC exceeds the Budget or any line item specified in the Budget;

                (xii)   the  selection,  termination or removal  of  the
Property  Manager   other  than pursuant to the terms of the Property Management
Agreement;

                (xiii)  the election of the members of the Board of Managers; or

                (xiv)  any  other   decision   or action   which   by   any
 provision   of   this  Agreement  is  subject  to  the  Consent  of  the
Members or  which  materially  affects   the   LLC or the
assets or operations thereof.

       6.07  Binding  the  LLC.   Except   as   the   Board of Managers   may
generally   or   in   any particular  case  or cases  otherwise  authorize,
and   subject   to   the   other provisions   of   this Agreement and the
Certificate, all deeds, leases, contracts, bonds, notes, checks, drafts or other obligations made, accepted or endorsed by the
LLC shall  be  signed  by  the  Managers  or  any   one of
them acting  singly.

       6.08   Contracts   with   Members.   Subject   to   the
provisions   of   Section   6.06,   with    the approval  of  a
majority  in  number  of  disinterested  Managers  in  each
case,  the   LLC   may   engage in  business  with,  or  enter
into  one  or  more  agreements,  leases,  contracts  or  other arrangements for  the  furnishing  to  or  by  the  LLC  of
goods,  services  or  space  with  any  Member  or  Affiliate of a  Member,  and  may  pay  compensation  in  connection
with such  business,   goods,       services   or space,
provided  in each  case  the  amounts  payable  thereunder  are  reasonably
comparable   to   those which   would   be   payable   to
unaffiliated   Persons   under   similar   agreements,   and
if    the determination of such amounts  is  made  in  good
faith  it  shall  be  conclusive  absent  manifest  error.

       6.09   Indemnification and Exculpation.

                (a)     No Manager, or its Affiliates, shall
have  any  liability  to  the  LLC  or  to  any
Member  for  any  loss  suffered  by  the  LLC  which  arises
out  of  any  action  or   inaction   of   any Manager or its
Affiliates  if  such  Manager  or  its  Affiliates,  as  the case  may  be,  in  good  faith, determined that such  course of conduct  was  in  the  best  interests  of  the  LLC  and such course  of conduct  did  not  constitute  gross
negligence   or willful   misconduct   of  such   Manager   or
its Affiliates. Each Manager and its Affiliates shall be indemnified by the LLC against any losses, judgments, liabilities.
expenses and amounts paid in settlement of any claims sustained by it with respect to actions taken by such Manager or its Affiliates on behalf of the LLC, provided that no indemnification shall be provided for any person with respect to any matter as to which he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the LLC. Without limiting the foregoing, such indemnification may include payment by the LLC of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated not to be entitled to indemnification under this
Section 6.9, which undertaking may be accepted without reference to the financial ability of such person to make repayment, Any indemnification to be provided hereunder may be provided although the person to be indemnified is no longer a Manager or an Affiliate of a Manager.

            (b)     Notwithstanding  the  provisions  of
Section  6.9(a)  above,   foregoing,   no
Manager, nor its respective Affiliates, nor any person acting as a broker-dealer, shall be indemnified for any losses, liabilities or expenses arising from or out of a violation of federal or state securities laws or any other intentional or criminal wrongdoing. Any indemnity under this Section 6.9 shall be paid from, and only to the extent of, LLC assets, and no Member shall have any personal liability on amount thereof. The LLC shall not incur the cost of that portion of any insurance, other than public liability insurance, which insures any party against any liability as to which such party is herein prohibited from being indemnified.

        6.10         Other Activities.  Except  as  provided
in Section  6.  10(b)  below,  the  Members, Managers and  any
Affiliates  of  any  of  them,  may  engage  in  and  possess interests  in  other business, ventures and investment
opportunities  of  every  kind  and  description,
independently or with  others,  including  serving  as
directors,  officers, stockholders,  managers,   members    and
general or limited partners of corporations, partnerships or other limited liability companies with purposes similar to those of the LLC. Neither the LLC nor any other Member or Manager shall have any rights in or to such ventures or opportunities or the income or profits therefrom.

                    ARTICLE VII

                   Fiscal Matters

        7.01  Books  and  Records.  The  Board  of  Managers
shall   keep   or   cause   one   Manager or a designated third
party to keep, complete and accurate books and records of the LLC on the income tax method of reporting and otherwise in accordance with generally accepted accounting principles consistently applied, which shall be maintained and be available, in addition to any documents and information required to be furnished to the Members under the Act, at the office of the LLC for examination and copying by any Member or Manager, or his, her or its duly authorized representative, at its reasonable request and at its expense during ordinary business hours. A current list of the full name and last known address of each Member and Manager, a copy of this Agreement, any amendments thereto, the Certificate, including all certificates of amendment thereto, executed copies of all powers of attorney, if any, pursuant to which this Agreement, any amendment, the Certificate or any certificate of amendment has been executed, copies of the LLC's financial statements and federal, state and local income tax returns and reports, if any, for the three most recent fiscal years, shall be maintained at the registered office of the LLC required by the Act.
       The LLC shall have no obligation to deliver or mail a copy of the Certificate or any amendment thereto to the Members .

       7.02 Reports. Within one hundred twenty (120) days after the end of each fiscal year, the Board of Managers shall cause to be prepared and sent to all Members a financial report of the LLC, including a balance sheet and a profit and loss statement, and, if such profit and loss statement is not prepared on a cash basis, a statement of changes in financial position, all of which shall be certified by an independent certified public accountant if required by Consent of the Members. Within ninety (90) days after the end of each fiscal year, the Board of Managers shall furnish (or cause to be furnished) to all Members such information as may be needed to enable the Members to file their federal income tax return and any required state income tax return.
The cost of all such reporting shall be paid by the LLC as an LLC expense. Any Member may, at any time, at its own expense, cause an audit of the LLC books to be made by a certified public accountant of its own selection, All expenses incurred by such accountant shall be home by such Member.

       7.03 Bank Accounts. The Board of Managers shall be responsible for causing one or more accounts to be maintained in a bank (or banks) which is a member of the F.D.I.C., which accounts shall be used for the payment of the expenditures incurred in connection with the business of the LLC, and in which shall be deposited any and all cash receipts. All deposits and funds not needed for the operations of the LLC may be invested in short-term investments, including securities issued or fully guaranteed by United States government agencies, certificates of deposit of banks, bank repurchase agreements covering the securities of the United States government, commercial paper rated A or better by Moody's Investors Services, Inc., money market funds, interest-bearing time deposits in banks and thrift institutions and such other similar investments as the Board of Managers may approve. All such amounts shall be and remain the property of the LLC, and shall be received, held and disbursed by the Board of Managers for the purposes specified in this Agreement. There shall not be deposited in any of said accounts any funds other than funds belonging to the LLC, and no other funds shall in any way be commingled with such funds. Withdrawals from any LLC bank or similar account shall be made and other activity conducted on such signature or signatures as shall be approved by the Board of Managers.

     7.04 Fiscal Year. The fiscal year of the LLC shall end on December 31 of each year.

       7.05 Tax Matters Partner. The Board of Managers shall designate a Member to serve as the "tax matters partner" of the LLC. If at any time such person is not eligible under the
Code to serve, or refuses to serve, as the "tax matters partner," another Member shall be designated by the Board of Managers to serve as the "tax matters partner." The "tax matters partner" is hereby authorized to and shall perform all duties
of a "tax matters partner" under                      the
Code and shall serve as "tax matters partner" until his, her or its resignation or until the designation of his, her or its successor, whichever occurs sooner.

                      ARTICLE VII

                   Transfer ofInterests
       8.01   General Restrictions on Transfer.

               (a)     No Member may  Transfer  his,  her  or
its  interest  in  the  LLC  unless  the Board  of  Managers  (acting
exclusive  of  any  Manager which is,  or  is  affiliated   with,   the
Transferring  Member)  and  the  other  Member  shall  have
previously  approved  such   Transfer   in
writing, the  granting  or  denying  of  which  approval  shall be  in  the  Board's  and  such  other
Member's  absolute   discretion.

       No assignment of the interest of a Member shall be made if, in the opinion of counsel to the LLC, such assignment  (i)  may  not  be  effected
without registration  under  the  Securities
Act, (ii) would result in the violation of any applicable state securities laws, (iii) unless approved by the Board of Managers (acting exclusive of any Manager which is, or is affiliated with, the
Transferring Member), would result in a termination of the LLC under Section 708 of the Code or (iv) unless approved by the Board of Managers (acting exclusive of any Manager which is, or is affiliated with, the Transferring Member), would result in the treatment of the LLC as an association  taxable  as  a  corporation  or  as  a  "publicly
traded  limited  partnership"  for   tax
purposes. The LLC shall not be required to recognize any such assignment until the instrument conveying such interest has been delivered to the Board of Managers for recordation on the books  of  the  LLC.  Unless  an  assignee  becomes  a
substituted  Member  in  accordance  with   the
provisions of Section 8.01(b), it shall not be entitled to any of the rights granted to a Member hereunder, other than the right to receive all or part of the share of the net profits, net losses, cash distributions or return of capital to which his assignor would otherwise be entitled.

               (b)     An assignee of  the  interest  of  a
Member, or any portion thereof, shall become a substituted Member entitled to all the rights of a Member if, and only if:

                       (i)     the assignor gives the assignee such right;

                       (ii)    the remaining Member  shall have consented  to
such  substitution  in writing,  the  granting  or  denying  of  which
consent shall  be  in  her  or  its   absolute discretion:

                       (iii)   the assignee pays to the LLC all
costs and expenses       incurred    in connection  with  such  substitution,
including specifically,  without   limitation,   costs incurred in the review
and processing of the assignment and in amending the LLC's then current Certificate and/ or Operating Agreement, if required; and

                       (iv) the assignee executes and delivers an Amendment to this Agreement (and to the Certificate, if required), which Amendment shall be executed by a Manager and by such assignee, and such other instruments, in form and substance satisfactory to the Board of Managers (acting exclusive of any manager which is, or is affiliated with, the assigning Member), as may be necessary,
appropriate  or  desirable  to  effect   such in Section 8.02(b), shall be
deemed(L by acceptance of the acquisition thereof, to have agreed to be subject to and bound by all of the obligations of this Agreement with respect to such interest and shall be subject to the provisions of this Agreement with respect to any subsequent Transfer of such interest.

               (e) Any Transfer in contravention of any of the provisions of this Agreement shall be null and void and ineffective to transfer any interest in the LLC, and shall not bind, or be  recognized  by,  or  on  the  books  of,  the  LLC,  and any transferee  or  assignee  in  such
transaction shall not be or be treated as or deemed to be a Member for any purpose, except to the extent provided in Section 8.01(d) above. In the event any Member shall at any time
Transfer an interest in the LLC in contravention of any of the provisions of this Agreement, then each other Member shall, in addition to all rights and remedies at law and equity, be entitled to a decree or order restraining and  enjoining  such
transaction, and  the  offending  Member  shall  not
plead in defense thereto that there would be an adequate remedy at law; it being expressly hereby  acknowledged  and  agreed  that  damages  at  law
would be  an  inadequate  remedy  for   a
breach or threatened breach of the provisions of this Agreement concerning such transactions.

     8.03   Transfers of Interests by Members Who Serve as Managers.

               (a)      A Transfer or assignment  of  an
interest by a Member who serves as a Manager shall transfer only the economic interest, rights, duties and obligations of the transferor in its capacity as a Member, and no transferee shall obtain, as a result of such Transfer or assignment, any rights as a Manager.

             (b)      A Member serving as a Manager who assigns
or Transfers all (but not less than all) of its interest as a Member shall be deemed to have tendered his or her resignation as a Manager to the Board of Managers effective as of  the  date of such  transfer  or  assignment.  A
majority  of  the  Board  of  Managers,  exclusive  of  the
resigning  member,  may  accept  or   reject
such resignation. If accepted, the acceptance date shall be the effective date of the resignation.
Failure to reject such resignation within thirty (30) days after the tender thereof shall be deemed to constitute acceptance of such resignation.

        8.04  Permitted  Transfers.  The  following  Transfers
shall  be   permitted   without   the
approval of the Board of Managers otherwise required under Section 8.01(a) above, but such permitted Transfers shall in any event be subject to Sections
8.01(b) and 8.02 hereof:

               (a) An interest as a Member of the LLC may be Transferred from time to time as a part of any proceeding under the present or any future federal bankruptcy act or any other present or future applicable federal, state, or other statute or law relating to bankruptcy, insolvency, or other relief for debtors, and subject to the requirements and provisions thereof.

               (b)      An interest as a Member of the LLC may
be  Transferred  from  time  to  time
to any Legal Representative(s) and/or Affiliate(s) and/or member(s) of the Immediate Family of the transferring Member.

 8.05     Right of First Refusal.

               (a) A Member may Transfer the whole or any portion of his, her or its interest as a Member of the LLC without the approval of the Board of Managers otherwise required under this Agreement if such Member (the "Offering Member") first obtains a Bona Fide Offer for the purchase of the entire interest to be Transferred and makes the interest which is the subject of the Bona Fide Offer available to the other Members on a first refusal basis upon the same terms and provisions as are set forth in such Bona Fide Offer, in the manner hereinafter set forth.

               (b) The Offering Member shall furnish a true and complete copy of the Bona
Fide  Offer  to  each  other  Member,  together  with  full
and fair  disclosure  of  any  material
information available as to the proposed transaction and the parties thereto, and the other
Members shall have a period of sixty (60) days thereafter within which to elect, by written notice to the Offering Member (the "Exercise Notice"), to purchase the entire interest to be
Transferred at the price (the "Purchase Price") and upon the terms set forth in the Bona Fide offer.  Each  Exercise  Notice  shall  contain  a  statement
of the  maximum  percentage   of   the
Offering Member's interest which the Member giving such notice wishes to purchase, and if such amounts do not total at least 100% of the Offering Member's interest which is the subject of the Bona Fide Offer, then no Member shall have the right to purchase any interest of the Offering Member.

               (c)    If there shall be  a  dispute  as  to the
amount  of  the  Offering  Member's interest  which  any  Member(s)   may
purchase   pursuant to Section8.05(b),   each   Member
participating in any such purchase (a 'Purchasing  Member')
shall  be  entitled  to  purchase  a  pro
rata  amount  of  the  Offering  Member's  interest  based
upon the  Percentage  Interest  of  such
Purchasing  Member  in  relation  to  the  aggregate
Percentage Interests  held  by     all   Members
participating in such purchase, unless  the  Purchasing
Members agree to purchase such interest based upon an allocation other than such pro rata allocation.

               (d) If the interest of the Offering Member is being purchased by one or more Purchasing Members, the closing shall take place at the principal office of the LLC, on the date specified in the Exercise Notice of the Purchasing Member who is purchasing the largest portion of such interest (which date shall not be earlier than ten (10) nor more than thirty (30) days after the sixtieth (60th) day following delivery of such Exercise
Notice  to  the  Offering  Member).  At
the closing, the Purchase Price shall be paid by the Purchasing Member(s) upon the terms set forth in ft Bona Fide Offer and the Offering Member shall execute and deliver such instruments as may be required to vest in the Purchasing Member(s) (or his, her, its, or their designees) the interest to be sold free and clear of all liens, claims and encumbrances. All information, trade secrets or confidential financial or other data of the LLC shall be the property of the LLC, and the Offering Member shall not disclose or use to the detriment of the other Member(s) any confidential information, trade secrets or confidential financial or other data of the LLC;
provided, however, that the offering Member may make such disclosures as he, she, or it reasonably believes may be required by law, regulation, or rule of any government authority or any court order or other legal process.

     (e) If the interest of the offering Member shall not be purchased by Purchasing
Member(s) as aforesaid, the Offering Member may sell such interest to the maker of the Bona
Fide offer, but only upon the terms and provisions originally set forth in the Bona Fide Offer, provided such sale satisfies the following requirements:
                       (i)     Such sale is concluded  within
one hundred twenty (120) days after the delivery to the offeree of the Bona Fide offer; and

                       (ii)    The maker  of  the  Bona  Fide
offer shall enter into a valid and binding agreement the effect of which will be that any interest in the LLC which is so
Transferred shall continue to remain subject to the provisions of this Agreement with the same force and effect as if such Person had originally been a party hereto.

                              ARTICLE IX
                        Dissolution and Termination

       9.01  Events  Causing  Dissolution.  The  LLC  shall
be dissolved  and  its   affairs   wound
up upon:

                (a)    the sale or other disposition of all or
substantially all of the assets of the LLC, unless the disposition is a transfer of assets of the LLC in return for consideration other than cash and the Board of Managers determines not to distribute any such non-cash items to the Members;

                (b)    subject  to  the  provisions  of Section
9.02,  upon  the   death,   insanity, retirement,  resignation,  expulsion,
Bankruptcy, dissolution or  occurrence  of  any  other   event
which  terminates  the  membership  of  a  Member,  except
for a  Transfer  effected  in   accordance
with the provisions of Article VIII;

                (c) the election to dissolve the LLC made in writing by the Board of Managers with the Consent of the Members,

                (d) any consolidation or merger of the LLC with or into any entity following which the LLC is not the resulting or surviving entity;

                (e) the occurrence of an Event of Default following which the non-Defaulter elects to dissolve the LLC pursuant to the provisions of
Section 10-02(d); or

                (f)    the  occurrence  of  an  event specified
under  the  laws  of  the  State   of
Delaware as one effecting dissolution, except that where, under the terms of this Agreement or the Act, the LLC is not to terminate, then the LLC shall immediately be reconstituted and reformed on all the applicable terms, conditions, and provisions of this Agreement,

                (g)    December 31, 2010.

       9.02         Continuation of the LLC.
Notwithstanding the occurrence of an event specified in Section 9.01(b), the LLC shall not be dissolved and its business and affairs shall not be discontinued, and the LLC shall remain in existence as a limited liability company under the laws of the State of Delaware, if the remaining Members, acting by Consent, elect within ninety
(90) days after such occurrence to continue the LLC and the LLC's business. If such election to continue the LLC and its business is made by one Member, an additional Member shall be admitted to the LLC in connection with such election.

       9.03 Procedures on Dissolution. Dissolution of the LLC shall be effective on the day on which occurs the event giving rise to the dissolution, but the LLC shall not terminate until the Certificate shall have been cancelled and the assets of the LLC shall have been distributed as provided herein. Notwithstanding the dissolution of the LLC, prior to the termination of the LLC, as aforesaid, the business of the LLC and the affairs of the Members, as such, shall continue to be governed by this Agreement. The Board of Managers or, if there be none, a liquidator appointed with the Consent of the Members, shall liquidate the assets of the LLC, apply and distribute the proceeds thereof as contemplated by this Agreement and cause the cancellation of the Certificate.

       9.04  Management Rights During Winding Up.    During  the
period  of  the  winding  up
of the affairs of the LLC, the rights and obligations of the Members set forth herein with respect to the management of the LLC shall continue, For purposes of winding up, the Board of Managers shall continue to act as such and shall make all decisions relating to the conduct of any business or operations during the winding up period and to the sale or other disposition of LLC assets; provided that if the termination of the LLC results from an Event of Default, the defaulting Member shall have no further right to participate in the management or affairs of the Venture or to attend Board of Manager meetings or vote on decisions by the Board of Managers, but shall nonetheless be bound by all decisions made by the non-Defaulter. Each Member hereby waives any claims it may have against the non Defaulter that may arise out of the management by the non-Defaulter of the LLC, so long as such non Defaulter acts in good faith.

       9.05 Distributions Upon Liquidation. If the LLC is dissolved for any reason while there is work in progress on the development or construction of the Property and Improvements, winding up of the affairs and termination of the business of the LLC may include completion of the work in progress to the extent of constructing and leasing or selling improvements then being developed on such Property or Improvements as the Board of Managers may determine to be necessary to bring the matters under construction to a state of completion convenient to permit a sale of the LLC's interest in such work, giving due regard to the interests of the Members.

       9.06   Distributions Upon Liquidation.
              (a) After payment of liabilities owing to creditors, the Board of Managers or liquidator shall set up such reserves as it deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the LLC. Said reserves may be paid over by the Board of Managers or such liquidator to a bank, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Board or liquidator may deem advisable, such reserves shall be distributed to the Members or their assigns in the manner set forth in paragraph (b) below.

              (b)     After paying such liabilities and
providing for such reserves, the Board of Managers or liquidator shall cause the remaining net assets of the LLC to be distributed to and among the Members in accordance with their respective positive Adjusted Capital Account balances (after such balances have been adjusted to reflect the allocation of Net Profits or Net
Losses arising from such event pursuant to Sections 5.01, 5.02 and 5.03) . In the event that any part of such net assets consists of notes or accounts receivable or other non-cash assets, the
Board of Managers or liquidator may take whatever steps it deems appropriate to convert such assets into cash or into any other form which would facilitate the distribution thereof. If any assets of the LLC are to be distributed in kind, such assets shall be distributed on the basis of their fair market value (net of any liabilities). Any dispute concerning such fair market value shall be settled by arbitration in accordance with the provisions of Article XII.

       9.07 Disposition of Documents and Records. All documents and records of the LLC including, without limitation, all financial records, vouchers, canceled checks and bank statements, shall be delivered to HPP upon termination of the LLC.

                             ARTICLE X

                      Default and Dissolution

       10.01 Events of Default.

               (a) The occurrence of any of the following events shall constitute an event of default (an "Event of Default") hereunder on the part of the Member with respect to whom such event occurs (a "Defaulting Member") if within thirty (30) days following notice of such default from the other Member (ten (10) days if the default is due solely to the nonpayment of monies), the Defaulting Member fails to pay such monies, or in the case of non-monetary defaults, fails to commence substantial efforts to cure such default or thereafter fails within a reasonable time to prosecute to completion with diligence and continuity the curing of such default; provided, however,  that  the  Bankruptcy  of  a  Member  shall
constitute an Event of Default immediately upon such occurrence without any requirement of notice or passage
of  time (except      as specifically set forth in ft definition
of "Bankruptcy" set forth in Article XIV).

                      (i)     the violation by a Member of any
of the restrictions  set  forth  in
Article VIII of this Agreement upon the right of a Member to transfer her or its interest in the LLC;

                      (ii)    the Bankruptcy of a Member; and

                      (iii)   a default in the performance of or
a failure to comply with any other material agreements, obligations or undertakings of a Member herein contained.

       10.02   Election of Non-Defaulting Member.

               (a)    Upon the occurrence of an Event  of
Default  by  a  Defaulting  Member,  the
Non-Defaulting Member shall have the right to acquire the interest of the Defaulting Member for cash, except as provided in Section 10,02 (b) hereof, at a price determined pursuant to the appraisal procedures set forth in Article XI, subject to adjustment as set forth in Section 10.03
(b).  In  furtherance  of  such  right,  the  Non-Defaulting
Member  may  notify  the   Defaulting
Member at any time following an Event of Default of the Non Defaulting Member's election to institute the appraisal procedures set forth in Article )U. Upon the determination of the value of the Defaulting Member's interest, the Non Defaulting Member may notify the Defaulting Member of the election by the Non-Defaulting Member to purchase the interest of the Defaulting Member.

               (b)    In the event that an Event of Default
consists  of  the  Bankruptcy  of  the
Defaulting Member, the Non-Defaulting Member shall have the right to purchase the Defaulting Member's interest by payment of twenty percent (20%) of the purchase price (as determined by the appraisal procedure pursuant to Article XI) for such interest at closing, the balance of the purchase price to be payable in equal monthly installments over a period of five (5) years, the unpaid balance to bear interest at the Designated Prime Rate as of the date of closing, with the right of prepayment of any amount at any time without premium.

               (c) The closing of the purchase shall take place as provided in Section 10.03;
provided, that upon the closing of such purchase the Non Defaulting Member may elect to offset against the purchase price the amount of any loss, damage or injury, the amount of which has been established by a final non-appealable judgment, caused to it by the default of the Defaulting Member.

               (d) If the Non-Defaulting Member does not elect to acquire the entire interest of the Defaulting Member as set forth in
Section 10.02 (a), the Non-Defaulting Member may elect to dissolve and terminate the LLC pursuant to Section 9.01 of this Agreement by written notice to the Defaulting Member. The right of the Non-Defaulting Member to institute the procedures for purchase of the Defaulting Member's interest as set forth in this Section 10.02 shall continue unless and until such NonDefaulting Member elects to exercise its right to terminate the LLC as provided in this Section-10.02 (d).

       10.03    Closing.
               (a) The closing of any sale of an interest in the LLC pursuant to this Article
X (the "Closing") shall be held at the principal office of the LLC, unless otherwise mutually agreed, on a mutually acceptable date not more than sixty (60) days after receipt of written notice from the Non-Defaulting Member to purchase the interest of the Defaulting Member pursuant to the provisions of Section 10.02 and the determination of the value of the Defaulting Member's interest pursuant to the appraisal procedures set forth in Article XI.

             (b)    At  the  Closing,  any  closing
adjustments  which  are   then   usual   and
customary, shall be made between the purchasing party or parties and each selling party as of the date of Closing- The price to be paid for a selling Member's interest also shall be adjusted as follows, There shall be determined, as of the date of the Closing, (i) the aggregate amount of all additional capital contributions made by the selling Member pursuant to the provisions of this Agreement between the date as of which the price for such interest was established and the date of the Closing, and (ii) the aggregate amount of all distributions, whether of capital or otherwise, made to the selling Member during such period pursuant to the provisions of Article IV. If the amount determined under clause (i) exceeds the amount determined under clause (ii), the price shall be increased by an amount equal to such excess-, if the amount determined under clause
(ii) exceeds the amount determined under clause (i), the price shall be decreased by an amount equal to such excess. Any Member transferring its or his interest shall transfer such interest free and clear of any liens, encumbrances or any interests of any third party and shall execute or cause to be executed any and all documents required to fully transfer such Interest to the acquiring Members, including, but not limited to, any documents necessary to evidence such transfer, and all documents required to release any interest of a Member's spouse or any other party who may claim an interest in such interest. Any monetary default by the selling Member must be cured out of the proceeds from such sale at the Closing. Following the date of Closing, the selling Member shall have no further rights to any distributions of Distributable Cash, other LLC income or any distributions attributable to any period or event following the date of Closing and all such rights shall vest in the selling Member's transferee.

                               ARTICLE XI
                                Appraisal

       11.01    General.    Whenever this Agreement provides
for the valuation of an interest in the LLC to be purchased or sold, the value of such interest in the LLC shall be determined as follows. The parties shall first attempt to agree upon the "net fair market value' of the LLC and of the Interests in the LLC to be purchased or sold. The
'net fair market  value'  of  the  LLC
shall mean the cash price which a sophisticated purchaser would pay on the effective date of the appraisal for all tangible assets of the LLC in excess of the mortgages or other liens then encumbering the LLC's assets, such valuation to be made on the assumption that such assets are subject to the terms and conditions of this Agreement and to any other agreements, including leases, management and service agreements then in effect. A sophisticated purchaser shall be one who would take into account the nature, extent, maturity date, and other terms of the liabilities of the LLC, whether fixed or contingent, including the favorable or unfavorable nature of any mortgages or other liens then encumbering the Property or other LLC assets, and the prospects that the income from the LLC assets would be sufficient to satisfy such liabilities when due, excluding any liability under any financing already taken into account, The "net fair market value" of an interest shall mean the value of the interest to be sold or purchased, based on the net fair market value of the LLC, and subject to the terms and provisions of this Agreement.

        11.02 Appraisal Procedures. In the event that the Members are unable to mutually agree upon the net fair market value of the LLC and of the interests to be sold or purchased within thirty (30) days following the date on which the appraisal procedures set forth in this Article XI are instituted as provided in this Agreement, the Members shall attempt to agree upon the appointment of three (3) disinterested appraisers who shall be members of the American Institute of Appraisers. If the Members are unable to agree upon the selection of three (3) appraisers within seventy five (75) days of the date the appraisal procedures are instituted as Provided in this Agreement, then a petition may be made by either Member to the presiding judge of the Superior Court for the Commonwealth of Massachusetts, County of Suffolk, for such selection.
Each Member shall have the right to submit the names of three (3) appraisers so qualified and the judge shall select the three (3) appraisers from the names so submitted. Each appraiser so selected shall furnish the Members and the certified public accountants for the LLC with a written appraisal within ninety (90) days following his selection, setting forth his determination of the net fair market value of all real estate and other tangible assets owned by the LLC as of the date of the application to the Superior Court. Such appraisal shall assume that the use of the Property shall be the highest and best use thereof, and the appraisal shall not include any value for any intangible assets of the LLC, such as goodwill. The
average  of  the   two   closest valuations of such appraisers
shall be treated as the net fair market value of the LLC and of the interests to be sold or purchased hereunder and such determination shall be final and binding on the Members. The cost of the appraisal shall be an expense of the LLC.

                              ARTICLE XII
                              Arbitration
       12.01 Initiation.  In such  cases  where  this
Agreement provides  for  the  determination  of
any matter by arbitration, the game shall be settled  and
finally  determined  by  arbitration  in  the
City of  Boston,  Massachusetts  in  accordance  with  the
Rules of  Commercial  Arbitration  of  the American
Arbitration Association,  or  its  successor,  or   in   any
case   where the   American Arbitration Association, or its successor, is
not in existence or fails or refuses to act within a reasonably prompt period of time (but in no event exceeding sixty (60) days from the date a request for arbitration is filed), the arbitration shall proceed in accordance with the laws relating to arbitration then in effect in the Commonwealth of Massachusetts. Any arbitration pursuant to this Agreement shall be conducted by three (3) arbitrators, The judgment upon the award rendered in any such arbitration shall be final and binding upon the parties and may be entered in any court having jurisdiction thereof.

       12.02 Costs. All fees and expenses of the arbitrators and all other expenses of the arbitration, except for attorneys' fees, shall be shared by the Members in accordance with their respective Percentage Interests. Each Member shall bear its own attorneys' fees.

                        ARTICLE XIII

                      General Provisions

        13-01  Notices.  Except  for  notices  of  meetings  of
Managers  and   Members,   notice   of which shall be given in
the manner provided in Sections 6,02(h) and 6.0a(e), respectively, any and all notices under this Agreement shall be effective (a) on the fourth business day after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) on the first business day after
being  sent by  express  mail,  receipt  confirmed   telecopy,
or commercial overnight delivery service providing a receipt for delivery, (c) on the date of hand delivery or (d) on the date actually received, if sent by any other method. In order to be effective, all such notices shall be addressed, if to the LLC at its registered office under the Act, if to a Member at the last address of record on the LLC books, and copies of such notices shall also be sent to the last address for the recipient which is known to the sender, if different from the address so specified.

        13.02 Word Meanings. The words such as "herein," "hereinafter," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

        13.03 Binding Provisions. Subject to the restrictions on transfers set forth herein, the covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the parties hereto, their heirs, Legal Representatives, successors and assigns.

       13.04 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, including the Act, as interpreted by the courts of the State of Delaware, notwithstanding any rules regarding choice of law to the contrary.

        13.05 Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all of the parties have not signed the original or the same counterpart.

        13 .06 Separability of Provisions. Each provision of this Agreement shall be considered separable.

        13.07 Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

        13.08 Amendments. Except as otherwise specifically provided in this Agreement, this
Agreement may be amended or modified only with the Consent of the Members.

        13-09 Third Party Beneficiaries. The provisions of this Agreement, including Article
III (except Section 3.02), are not intended to be for the benefit of any creditor (other than a Member who is a creditor) or other Person (other than a Member or Manager in his, her or its capacity as such) to whom any debts, liabilities or obligations are owed by (or who otherwise have any claim against) the- LLC or any of the Members or Managers. Moreover, notwithstanding anything contained in this Agreement, including without limitation Article III (except Section 3,02), no such creditor or other Person shall obtain any rights under this Agreement or shall, by reason of this Agreement, make any claim in respect of any debt, liability or obligation (or otherwise) against the LLC or any Member or Manager.

       13. 10 Entire Agreement.        This   Agreement
embodies   the   entire   agreement   and
understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

        To the extent that any provision of this Agreement is prohibited or ineffective under the
Act, this Agreement shall be considered amended to the, smallest degree possible in order to make  the  Agreement  effective  under  the  Act  (and,  if
the Act   is  subsequently amended   or interpreted  in  such
manner  as  to  make  effective  any  provision  of  this
Agreement   that   was formerly rendered invalid, such
provision shall automatically be considered to be valid from the effective date of such amendment or
interpretation).  The Members  and  Managers   hereby   agree
that  each  Member  and each  Manager  shall  be  entitled  to
rely  on   the provisions   of   this Agreement,  and  no
Member  or  Manager shall  be  liable  to  the  LLC  or  any
other   Member   or Manager for any action  or  refusal  to
act taken in good faith reliance on the terms of this Agreement.

        The Members  and  the  Managers  hereby  agree  that
the duties and obligations imposed on the Members and Managers as such shall be those set forth in this Agreement, which is intended to govern the relationship among the LLC, the Members and the Managers, notwithstanding any provision of the Act or common law to the contrary.
        13 .11 Waiver of Partition. Each Member agrees that irreparable damage would be done to the LLC if any Member brought an action in court to dissolve the LLC. Accordingly, unless otherwise expressly authorized in this Agreement, each Member agrees that he, she or it shall not, either directly or indirectly, take any action to require partition or appraisal of the LLC or of any of the assets or properties of the LLC, and notwithstanding any provisions  of  this Agreement to the contrary, each Member
(and his,  her  or  its  successors  and  assigns)  accepts
the provisions of the Agreement as his, her or its sole entitlement on termination, dissolution and/or liquidation of the LLC and hereby  irrevocably  waives  any  and  all
right to maintain any action for partition or to compel any sale or other liquidation with respect to his, her or its interest, in or with respect to, any assets or properties of the LLC; and each Member agrees that he, she or it will not petition a court for the dissolution, termination or liquidation of the LLC.
        13.12  Survival  of  Certain  Provisions.  The  Members
acknowledge   and   agree   that   this Agreement contains
certain terms and conditions which are intended to survive the dissolution and termination of the LLC, including without limitation, the provisions of Sections
2.05 and 6.9. The Members agree that such provisions of this Agreement which by their terms require, given their context, that  they  survive  the  dissolution  and
termination  of  the LLC  so  as  to effectuate  the  intended purposes and agreements of the Members, shall survive notwithstanding that such provisions had not been specifically identified as surviving and notwithstanding the dissolution  and termination  of  the  LLC  or  the
execution  of  any   document terminating   this Agreement,
unless such termination document specifically provides for nonsurvival by reference to this Section 10.12 and to specific nonsurviving provisions.

                           ARTICLE XIV
                           Definitions

        The  following  capitalized  terms  used  in   this
Agreement   shall   have   the   respective
meanings ascribed to them below:

        "Act" means the  Delaware  Limited  Liability  Company
Act,  in  effect  at the  time  of  the
initial filing of the, Certificate with the Office of the Secretary of State of the State of Delaware, and as thereafter amended from time to time.

        "Adjusted Capital Account" means an offer which complies with the following conditions:

        (i)     The  offer  shall  be  in  writing  and  shall
constitute  an  agreement  legally  binding   on the  offeror
without  any  material  conditions  precedent  or  right  on
the part   of   the   offeror   to withdraw the offer within sixty
(60) days-,

        (ii)    The offeror shall be a financially responsible Person,

        (iii) The offer shall be for a purchase solely for cash payable all at the time of sale; and

        (iv)    The  offeror  shall  be  a  Person  who  is not
an  Affiliate  of  the   Offering   Member(s) For  this purpose
the  term  'Affiliate'  shall  include,  in  addition  to  the
Persons  specified  in   the definition  thereof,  all
beneficial  owners  of  the  specified  Person   and   members
of   the   Immediate Family of such beneficial owners.
        "Budget"  shall have the meaning set forth in Section 6.06(a).

        "Capital Account"  means   a   separate   account
maintained   for   each   Member   and   adjusted in accordance
with Treasury Regulations   under   Section   704   of   the
Code.   To    the    extent consistent  with  such  Treasury
Regulations,  the   adjustments   to   such   accounts   shall
include   the following:

        (i)     There  shall  be  credited  to  each  Member's
Capital  Account  the   amount   of   any   cash (which  shall
not  include   imputed   or   actual   interest   on   any
deferred   contributions)   actually contributed  by  such
Member  to  the  capital  of  the  LLC,  the  fair  market value
(without   regard   to Code  Section  7701(g))  of  any
property contributed  by  such   Member   to   the   capital   of   the
LLC (net  of  any  liabilities  secured  by  such  property
that the  LLC  is  considered  to   assume   or    take
subject  to under  Code  Section  752)   and   such   Member's   share
of the   Net   Profits   and   Gross Income  of  the  LLC  and
of any  items  in  ft  nature  of  income  or  gain  separately
allocated  to   the Members;  and  there  shall  be  charged  against  each
Member's   Capital   Account   the   amount   of   all cash
distributions  to   such   Member,   the   fair   market value
(without   regard   to   Code   Section 7701(g))  of  any
property  distributed  to  such  Member  by  the  LLC   (net
of any   liability   secured by  such  property    that
the  Member is  considered  to  assume  or  take  subject  to  under
Code Section 752)  and  such  Member's  share  of  the  Net
Losses of  the  LLC  and  of  any  items  in  the   nature   of
losses or deductions separately allocated to the Members.

        (ii)    If  the  LLC  at  any  time  distributes  any of
its  assets  in-kind  to  any   Member,   the Capital  Account
of  each  Member  shall  be  adjusted  to  account  for  that
Member's   allocable   share of  the  Net  Profits,  Net Losses
or  Gross  Income  that  would  have  been  realized   by
the LLC   had it sold the assets  that  were  distributed  at
their respective fair market values (taking Code Section 7701(g) into account) immediately prior to their distribution.

       (iii)   In  the  event  any  interest  in  the LLC
is  transferred  in  accordance  with  the   terms  of  this
Agreement,  the  transferee  shall  succeed  to  the  Capital
Account  of   the   transferor   to   the extent it relates to
the transferred interest.

            "Capital Transaction" means a sale or other disposition of all or a portion of the LLC's property in a single transaction or in a series of related transactions.

            "Carney  Equity"  means  the   capital contribution made   to
the   LLC    by   Lillian     B. Carney  in  the
amount  of  $650,000,   upon   which   amount   Lillian   B.
Carney   shall   receive   a   preferred return at the annual
rate of twelve percent (12%) as set forth in Section 401.

            "Carring  Value"  means,  with  respect  to  any
asset,   the   asset's   adjusted   basis   for   federal income
tax purposes, except as follows:

            (i)     The  initial  Carrying  Value  of  any
asset contributed   to   the LLC   shall      be
such  asset's gross fair market value at the time of such contribution;

            (ii)    The  Carrying  Values  of  all  LLC
assets shall  be  adjusted  to  equal  their   respective
gross  fair market  values  upon  an  election  by  the   LLC
pursuant   to Treasury   Regulation   Section   1.704-1(b)(2)(ii)(f) to
adjust the Members' Capital Accounts;

            (iii)   If  the  adjusted  basis  of  any  asset
acquired  by  the  LLC  is  determined  by  reference   to
the madjusted  basis  of  any  other  asset  of  the  LLC,  the
Carrying  Value  of  the   acquired   asset   shall be
determined by  reference  to  the  Carrying  Value  of  the  other  asset
rather  than  its  adjusted   basis; and
            (iv)    If the  Carrying  Value  of  an  asset
has been  determined  pursuant  to  clause  (i),  (ii)   or
(iii) of  this  definition,  such  Carrying  Value  shall
thereafter be  adjusted  in  the  same manner       as  would
the  asset's adjusted  basis  for   federal   income   tax   purposes
except that   depreciation   deductions  shall  be  computed
in accordance  with  clause  (i)  of  the  definition  of
"Net Profits"  and   "Net Losses".

            "Certificate"  means  the  Certificate  of
Formation creating  the  LLC,  as  it may,   from   time   to
time, be amended in accordance with the Act.

            "Closing"  shall have the meaning set forth in
Section 10.03(a).
            "Code" means the Internal Revenue Code of 1986, as
amended from time to time.
            "Consent"  means  the  written  consent  or
approval of  more  than  50%  in   interest,  based   on   the
Percentage,  Interests  of  the  Members  as  specified  on
Schedule   B   of   those   Members   entitled   to
participate in  giving  such  Consent,  and  if  more  than  one  class
of members  is  so  entitled  then   more than 50% shall be so
required with respect to each such class.

            "Defaulting, Member" shall have the meaning set forth in Section 10.01(a).

    "Distributable Cash" means, with respect to any fiscal
period,  the  excess  of  all  cash
  receipts of the LLC from any source  whatsoever,  including
normal  operations,  sales  of  assets,   proceeds  of
borrowings,  capital  contributions  of  the  Members,
proceeds from   a   Capital   Transaction, and any and all other
sources over the sum of the following amounts:

           (i) cash disbursements for advertising and promotion expenses, salaries, employee benefits (including profit-sharing, bonus and similar plans), fringe benefits, accounting and bookkeeping services and equipment, costs of sales of assets, utilities, rental payments with respect to equipment or  real  property,  management  fees
and  expenses,  insurance,  real  estate   taxes, legal
expenses, costs of repairs and maintenance, and any  and  all
other  items which  are   customarily considered to be
"operating expenses";

           (ii)   payments  of  interest,  principal  and
premium  and  points  and  other  costs   of
borrowing under any indebtedness  of  the  LLC,  including
without  limitation  (A)  any  mortgages   or deeds of trust
encumbering the real property or other assets owned or  leased
by  the  LLC,  and   (B) the Heller Loan, but specifically
excluding payments of any kind in respect of any loan made by a Member pursuant to Article III;

           (iii)  payments  made  to  purchase  capital
assets, and   for   capital     construction,
rehabilitation, acquisitions, alterations and improvements; and

           (iv)   amounts  set  aside  as  reserves  for
working capital,   contingent   liabilities,
replacements or for any of the expenditures described in clauses (i), (ii) and (iii) above which are deemed by the Board of Managers to be necessary to meet the current and anticipated future needs of the LLC.

           "Economic Risk  of Loss"   means   the   risk   as
determined   under   Treasury   Regulation Section 1.752-2
(taking all applicable 'grandfathering' rules into account) that a member or person related to a member will suffer an economic loss as a result of the failure of the limited liability company to repay a liability.

           "Excess Negative Balance" for a Member  means  the
excess,  if  any,  of  (i)  the  negative   balance in a
Member's  Capital  Account  after  reducing  such  balance  by
the  net  adjustments,   allocations and distributions
described in Treasury Regulation Section 1.704-I(b)(2)(ii)(d)(4), (5) and (6) which, as of the end of the LLC's taxable year are
reasonably  expected  to  be  made  to   such Member, over
(ii) the sum of  (A)  the  amount,  if  any,  which  the
Member  is required  to   restore to the LLC upon  liquidation
of  such Member's  interest  in  the  LLC  (or  which  is  so treated pursuant to Treasury Regulations Section  l@704-
1(b)(2)(ii)(c)), (13)  the  Member's  Share   of Minimum Gain
and  (C)  that portion  of  any  indebtedness  of  the  LLC
(other  than Partner   Nonrecourse Debt) with respect to which
the  Member bears  the  Economic  Risk  of  Loss  that  such indebtedness would not be repaid out of the LLC's assets if  all  of  the
LLC's  assets  were  sold   at their respective Carrying
Values as of the end of  the  fiscal  year  or  other  period  and the proceeds from the sales together with  any  amounts
described in  clause  (A),  above,  were  used   to pay the
LLC's liabilities.

           "Gross Income" means, for each fiscal year or other period, an amount equal to the
LLC's gross income as determined for federal income tax
purposes for  such  fiscal  year  or  period   but computed
with the adjustments specified in clauses (i), (ii) and (iii)
of the definition of
'Net   Profits' and 'Net Losses".

     "Heller Loan" means the loan in the original principal
amount  of  $7,000,000  made  to  the   LLC by Heller
Financial, Inc. and secured by a first mortgage lien on the Property.

           "HPP"  means  Historic  Preservation  Properties
1989 Limited   Partnership,   a   Delaware   limited
partnership, and its successors and assigns.

           "Immediate Family" (i) with respect to any individual, means his ancestors, spouse, issue, spouses of issue, any trustee  or  trustees,
including successor  and  additional  trustees,
principally for the benefit of any one or more of such individuals, and any entity or entities all of the beneficial owners of which are such trusts and/or such individuals, but (ii) with respect to a legal Representative,  means  the  Immediate  Family  of
the  individual  for  whom  such  Legal   Representative was
appointed and (iii)  with  respect  to  a  trustee,  means  the
Immediate  Family   of the individual with respect to whom the
principal  beneficiaries  are  members  of  the  Immediate
Family.

           "Invested Capital" means, at any point in  time,
for any  Member,  the  excess  of  (i)  the
aggregate amount of the capital contributed to the  LLC  by
such  Member  over  (ii)  the  aggregate   amount distributed
(or deemed distributed) to such Member pursuant to Section 4.01(c).

           "Legal Presentative" means, with respect to  any
individual,  a  duly  appointed  executor,
administrator,  guardian,  conservator,  personal
representative  or  other   legal   representative
appointed as a result of the death or incompetency of such individual.

           'LLC" means the  limited  liability  company
formed pursuant  to  the  Certificate  and  this   Agreement,
as it may from time to time be constituted and amended.

           "LLC  Capital"  means  an  amount  equal  to  the
sum of  all  of  the  Members'   Adjusted   Capital  Account
balances  determined  immediately  prior  to   the
allocation to   the Members   pursuant to Sections
5.01(b)(ii) or 5.01(c)(i) of any Net Profits or Net Losses from a sale or other disposition of the assets of the LLC other than in
the ordinary  course  of  the  LLC's  trade   or business,
increased by the aggregate amount  of  Net  Profits  to  be
allocated  to the  Members   pursuant to Section 5.01(b)(ii)
as a result of such sale or other disposition  or  decreased by  the aggregate amount of Net Losses to  be  allocated  to
the Members  pursuant  to  Section  5.01(c)(i)   as a result of
such sale or other disposition.

      "Major Decision" shall have the meaning set forth in
Section 6.%(b).

      "Manager" shall refer to any Person named  as
manager in  this  Agreement  and  any  Person   who becomes  a
manager as  permitted  by  this  Agreement,  in  each  such
Person's capacity  as   (during the period during which such
Person serves  as)  a  member  of  the  Board  of  Managers  of the LLC. "Managers" or the "Board of Managers" shall  refer
collectively  to  all  of  such  Persons   named as Managers
in this  Agreement  and  any  Person  who  becomes  a  Manager  as
permitted  by   this Agreement. in their capacity as  (during
the  period  during  which  such  Persons  serves  as) Managers of the LLC.

           "Member" shall refer to any Person named as Member in this Agreement and any Person who becomes an additional, substitute or replacement Member as permitted by this Agreement, in such Person's capacity as a Member of the LLC. 'Members' shall refer collectively to all such Persons in such capacity,

          "Minimum  Gain"  means  the  amount  determined  by
computing   with   respect   to   each  Nonrecourse Debt of the
LLC, the amount of Gross Income, if any, that would be realized by the LLC if it disposed of the property securing such debt in full satisfaction thereof, and by then aggregating the amounts so computed. For purposes of determining the amount of such Gross Income with respect to a liability, the Carrying Value of the asset securing the liability shall be allocated among all the liabilities that the asset secures in the manner set forth in Treasury Regulation Section 1.7042(d)(2).

          "Net Profits" and "Net Losses," mean the taxable income or loss, as the case may be, for a period as  determined  in  accordance  with  Code  Section
703(a)  computed  with  the  following  adjustments:

          (i)    Items of gain, loss,  and  deduction  shall be
computed  based  upon  the  Carrying    Values of the LLC's assets rather
than upon the  assets, adjusted  bases  for  federal  income  tax purposes, and, in particular, except to the extent required by Treasury Regulation Section 1. 704- 3, the amount of any deductions for depreciation or amortization with respect to an asset for a period shall equal such asset's Carrying
Value multiplied by a fraction the numerator of which shall be the amount of depreciation or amortization with respect to such asset allowable for federal income tax, purposes for such period and the denominator of which shall be such asset's adjusted basis;

          (ii) Any tax-exempt income received by the LLC shall be included as an item of gross income;

          (iii)  The amount of any adjustments to the  Carrying
Values of any assets of the LLC pursuant to Code Section 743 shall not be taken into account;

          (iv) Any expenditure of the LLC described in Code Section 705(a)(2)(B) (including any  expenditures  treated  as  being  described  in  Section
705(a)(2)(B)  pursuant  to   Treasury  Regulations under Code
Section 704(b)) shall be treated as a deductible expense; and

          (v)    The amount  of  Gross  Income  and
Nonrecourse Deductions specially allocated to any Members pursuant to Section 5,01, 5,02 and 5.03 shall not be included in the computation,
          "Nonrecourse Debt' means any liability of a limited liability company to the extent that the liability is nonrecourse for purposes of Treasury
Regulation Section 1. 100 1 -2 .

          "Nonrecourse Deductions"  for  a  taxable  year
means deductions funded by Nonrecourse Debt (as determined under Treasury Regulation Sections 1.704-2(c) and 1-704-2(i)(2)) for such year and are generally equal to the excess, if any, of (i) the net increase in Minimum Gain during such year over (ii) the sum of (A) the aggregate distributions of proceeds from Nonrecourse Debts attributable to increases in Minimum Gain during such year and (B) increases in Minimum Gain during such year attributable to conversions of liabilities into
Nonrecourse  Debts.
            "Partner Nonrecourse Debt"  means  any  Nonrecourse
Debt  to  the  extent  that  a  member   bears the Economic
Risk of Loss associated with the debt.

            "Percentage Interest" shall be the percentage interest of a Member set forth in Schedule as amended from time to time.

            "Person" means any natural person, corporation,
partnership (whether general  or  limited),   limited
liability company, trust, estate, association, or other unincorporated entity.

            "Preferred Return" means. with respect to  a
specified  fiscal  year  of  the  Company,  an
amount which, when added to all other cash available  to
HPP from  its  operations  or  any  other   source in such
fiscal year, equals $140,000.

            "Property" means the real estate, together with the improvements thereon, located in St.
Paul, Minnesota and more particularly described in Exhibit A attached hereto,

            "Property Management Agreement" means the property management agreement in effect from time to time between the LLC and the Property Manager.

            "Property    Manager"    means    Claremont
Management    Company,    a    Massachusetts   corporation,
and its successors, or  any  other  manager  appointed  from  time
to  time  with  the   consent of the Members.

             "Securities Act" means the Securities Act of1933, as amended.

            "Share  of  Minimum  Gain"  means,  for  each
Member,  the  sum  of  such  Member's  share   of  Minimum
Gain attributable  to  Nonrecourse  Debt   other   than   Partner
Nonrecourse   Debt   (computed in accordance with  Treasury
Regulation  Section  1.704-2(g))  and  such  Member's  share
of Minimum  Gain  attributable  to  Partner   Nonrecourse
Debt (computed   in   accordance   with  Treasury Regulation
Section 1.7042(i)(5)).

            "Transfer" and any grammatical variation  thereof
shall  refer  to  any  sale,  exchange, issuance,  redemption,  assignment,
distribution,encumbrance,   hypothecation,   gift,   pledge,   retirement,
resignation, transfer  or  other  withdrawal,  disposition  or
alienation  in  any  way   (whether voluntarily, involuntarily
or by operation  of  law)  as  to  any  interest  as  a
Member. Transfer shall specifically, without limitation of the
above, include assignments and  distributions   resulting from
death, incompetency, Bankruptcy, liquidation and dissolution.


        IN WITNESS WHEREOF, the parties hereto have executed
this Agreement under seal    as; of the day and year first above written.

                                                   MANAGERS:




                                                   Patrick Carney




                                                   Terrence P. Sullivan

                                                   Charles M. Moran, Jr.

                                                   MEMBERS:

                                           HISTORIC PRESERVATION
                                           PROPERTIES  1989
                                           LIMITED PARTNERSHIP,  a
                                           Delaware  limited
                                           partnership, by its general
                                           partner, Boston Historic
                                           Partners Limited
                                           Partnership, by its general
                                           partners

                                           By:  Portfolio Advisory Services,
                                           Inc.


                                           Terrence P. Sullivan, President


                                           Lillian B. Carney



                                SCHEDULE A
                                   TO
                         OPERATING AGREEMENT
                                 OF LLC

                                  MANAGERS
 Patrick Carney
 c/o  Claremont Companies
 Batterymarch Park  II
 Quincy, MA 02169

 Terrence P.  Sullivan
 c/o  Claremont Companies
 Batterymarch Park  11
 Quincy, MA  02169

 Charles M. Moran, Jr.
 c/o Claremont Companies
 Batterymarch Park  11
 Quincy, MA 02169





                                    SCHEDULE   B
                                         TO
                              OPERATING AGREEMENT
                                       OF LLC

                                      MEMBERS


                                      Percentage Interest
                                      as to Profits and    Percentage
                       Capital        losses from          Interset in all
Member                 Contribution   Operations           other respects

Historic Preservation    $100              50%                  50%
Properties 1989 Limited
Partnership c/o
Claremont Companies
Batterymarch Park II
Quincy, MA 02169

Lillian B- Carney        $650,000          50%                  50%
c/o Claremont  Companies
Batterymarch Park  II
Quincy, MA  02021